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                           September 8, 2021

       James Koh
       Chief Executive Officer
       BlueOne Card, Inc.
       4695 MacArthur Court
       Suite 1100
       Newport Beach, CA 92660

                                                        Re: BlueOne Card, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 31,
2021
                                                            File No. 333-259222

       Dear Mr. Koh :

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jennifer
L  pez at 202-551-3792 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Trade & Services